Exhibit 10(a)

POLLUTION CONTROL FACILITIES LOAN AGREEMENT

Dated as of May 1, 2005

Between

LEHIGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

and

PPL ELECTRIC UTILITIES CORPORATION

POLLUTION CONTROL FACILITIES LOAN AGREEMENT, dated as of May 1, 2005 (the “Agreement”), between the LEHIGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the “Issuer”) and PPL ELECTRIC UTILITIES CORPORATION (the “Company”):

ARTICLE 1.
Background, Representations and Findings

SECTION 1.1 Background.

(a) The Issuer is a public instrumentality of the Commonwealth of Pennsylvania (the “Commonwealth”) and a body corporate and politic organized and existing pursuant to the Economic Development Financing Law (the “Act”). Under the Act, the Issuer is authorized, among other things, to make loans to any “project applicant” or “project user” (each as defined in the Act) in order to pay or provide for the financing or refinancing of costs of pollution control facilities. The Company (formerly known as Pennsylvania Power & Light Company) has heretofore requested the Issuer to undertake the financing of certain air or water pollution control facilities or certain sewage or solid waste disposal facilities located at the Brunner Island Station in York Haven, York County, the Holtwood Station in Holtwood, Lancaster County, the Martins Creek Station in Martins Creek, Northampton County, the Montour Station in Washingtonville, Montour County, the Sunbury Station in Shamokin Dam, Snyder County and the Susquehanna Steam Generating Station in Salem Township, Luzerne County in the Commonwealth of Pennsylvania (collectively, the “Project Facilities”), and, for such purpose, the Issuer has previously issued $53,250,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, 1994 Series A (Pennsylvania Power & Light Company Project) (the “1994 Bonds”), and $55,000,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, 1995 Series A (Pennsylvania Power & Light Company Project) (the “1995 Bonds”, and, together with the 1994 Bonds, the “Prior Bonds”).

(b) The Company has transferred its interest in the Project Facilities associated with the Sunbury Station to a third party, and its interests in the remaining Project Facilities to affiliates of the Company.

(c) The Company has requested that the Issuer refund the Prior Bonds. In order to pay a portion of the costs of refunding the Prior Bonds, the Issuer has agreed to issue $108,250,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, 2005 Series B (PPL Electric Utilities Corporation Project) (the “Bonds”) on the terms and conditions set forth in the subsequent sections of this Agreement.

SECTION 1.2 Company Representations.

The Company represents that:

(a) It is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, with full power and legal right to enter into this Agreement and the Note and perform its obligations hereunder and thereunder. The making and performance of this Agreement and the Note on the part of the Company have been duly authorized by all necessary action. This Agreement and the Note have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing.

(b) The Project Facilities constitute pollution control facilities as defined in the Act and are consistent with the purposes of the Act.

(c) None of the proceeds of the Bonds will be used directly or indirectly to acquire land or any interest therein or for the acquisition of any property or interest therein unless the first use of such property was pursuant to such acquisition.

(d) All of the proceeds of the 1994 Bonds were used to refund $15,500,000 aggregate principal amount of the Issuer’s Pollution Control Revenue Bonds, 1973 Series A (Pennsylvania Power & Light Company Project), (the “1973 Bonds”) and $37,750,000 aggregate principal amount of its Issuer’s Pollution Control Revenue Bonds, 1984 Series A (Pennsylvania Power & Light Company Project) (the “1984 Bonds”), and all of the proceeds of the 1995 Bonds were used to refund $55,000,000 aggregate principal amount of the Issuer’s Pollution Control Revenue Bonds, 1985 Series A (Pennsylvania Power & Light Company Project) (collectively, the “1985 Bonds”, and together with the 1973 Bonds and 1984 Bonds, the “Project Bonds”), and at least 90% of the proceeds of the Project Bonds were issued to provide “pollution control facilities” and “solid waste disposal facilities” within the meaning of Sections 103(b)(4)(E) and (F) of the Internal Revenue Code of 1954, as amended, and in effect prior to the passage of the Tax Reform Act of 1986 (the “1954 Code”), and the applicable regulations thereunder.

(e) None of the proceeds of the Bonds will be used to provide working capital.

(f) None of the proceeds of the Project and Prior Bonds were used, and none of the proceeds of the Bonds will be used, to provide any airplane, skybox or other private luxury box, or health club facility; any facility primarily used for gambling; or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

(g) The 1994 Bonds were issued on February 28, 1994, and the 1995 Bonds were issued on August 9, 1995.

(h) Acquisition, construction and installation of the Project Facilities has been accomplished.

(i) The Company and its affiliates have used or operated the Project Facilities in a manner consistent with the purposes of the Project Facilities and the Act and the Company knows of no reason why the Project Facilities will not be so operated. With respect to the Project Facilities related to the Sunbury Station that the Company sold to an unrelated third party, the Company used or operated such Project Facilities when it owned them in a manner consistent with the purposes of the Project Facilities and the Act and, after due inquiry, the Company knows of no reason why such Project Facilities will not be so operated by any owner of the Sunbury Station.

(j) Neither the Prior Bonds nor the Bonds are or will be “federally guaranteed,” as defined in Section 149(b) of the Internal Revenue Code of 1986, as amended (the “Code”); references to the Code and Sections of the Code (or, as applicable, to the 1954 Code and Sections thereof) include Sections 1312 and 1313 of the Tax Reform Act of 1986, relevant applicable regulations and proposed regulations thereunder and under the 1954 Code and any successor provisions to those Sections, regulations or proposed regulations and, in addition, all applicable official rulings and judicial determinations under the foregoing applicable to the Prior Bonds or the Bonds, as applicable.

(k) At no time will any funds constituting gross proceeds of the Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code.

(l) None of the proceeds (within the meaning of Section 147(g) of the Code) of the Bonds will be used to pay for any costs of issuance of the Bonds.

(m) The proceeds derived from the sale of the Bonds (other than any accrued interest thereon) will be used exclusively to refund the outstanding principal amount of the Prior Bonds. The principal amount of the Bonds does not exceed the outstanding principal amount of the Prior Bonds. The redemption of the outstanding principal amount of the Prior Bonds with such proceeds of the Bonds will occur not later than 90 days after the date of issuance of the Bonds. All earnings derived from the investment of such proceeds of the Bonds will be fully needed and used on such redemption date to pay a portion of the redemption premium and interest accrued and payable on the Prior Bonds on such date.

(n) On the date of issuance and delivery of the Prior Bonds, the Company reasonably expected that all of the proceeds of such Prior Bonds would be used to carry out the governmental purposes of such issue within the three-year period beginning on the date such issue was issued and none of the proceeds of such issue, if any, were invested in nonpurpose investments having a substantially guaranteed yield for three years or more.

(o) Neither the average maturity of the Prior Bonds nor the average maturity of the Bonds exceeds 120% of the average reasonably expected economic lives of the facilities financed or refinanced by the proceeds of the Bonds (determined under Section 147(b) of the Code).

(p) It is not anticipated, as of the date hereof, that there will be created any “replacement proceeds,” within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

(q) The information furnished by the Company and used by the Issuer in preparing the certification pursuant to Section 148 and in preparing the Form 8038 information statement pursuant to Section 149(e) of the Code was accurate and complete as of the date of issuance of the Prior Bonds, and the information furnished by the Company and used by the Issuer in preparing the certification pursuant to Section 148 of the Code and in preparing the Form 8038 information statement pursuant to Section 149(e) of the Code will be accurate and complete as of the date of issuance of the Bonds.

(r) The Company does not own or operate any of the Project Facilities. Each affiliate of the Company that owns the Project Facilities has agreed with the Company that, for so long as it owns any of the Project Facilities, it will operate such Project Facilities in a manner consistent with the Company’s tax covenants in this Agreement and the other transaction documents relating to the issuance of the Bonds. Notwithstanding the foregoing, nothing in any such agreement with such affiliate requires, and nothing in this Agreement shall require, the Company or any such affiliate to operate any portion of the Project Facilities, or prevents any such affiliate from selling all or any portion of the Project Facilities, or from merging or consolidating with another entity. Nothing in this Agreement shall bind any affiliate of the Company that owns the Project Facilities or any portion thereof, or any purchasers of any portions of the Project Facilities or portions thereof sold.

SECTION 1.3 Issuer Findings and Representations.

The Issuer hereby confirms its findings and represents that:

(a) The Project Facilities qualify as “pollution control facilities” for purposes of the Act and promote the public purposes of the Act by maintaining employment and alleviating unemployment in the Commonwealth.

(b) The Project Facilities promote the health, safety and general welfare of the people of the Commonwealth by reducing air, water and other pollution and contamination and permitting additional generation of electric energy.

(c) The Issuer has the necessary power under the Act, and has duly taken all action on its part required, to execute and deliver this Agreement and to undertake the refunding of the Prior Bonds through the issuance of the Bonds. The execution and performance of this Agreement by the Issuer will not violate or conflict with any instrument by which the Issuer or its properties are bound.

ARTICLE 2.
Refunding the Prior Bonds

SECTION 2.1 Issuance of Bonds.

In order to assist the Company in the refunding of the Prior Bonds, the Issuer, concurrently with the execution hereof, will issue, sell and deliver the Bonds. The proceeds of the Bonds shall be loaned to the Company in accordance with Section 3.1. The Bonds will be issued under and pursuant to the Trust Indenture (the “Indenture”) dated as of May 1, 2005 between the Issuer and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”), and will be issued in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Company hereby approves the Indenture and the Bonds and the terms and conditions under which the Bonds have been issued, sold and delivered. Each capitalized term not otherwise defined herein shall have the meaning given to such term in the Indenture.

The proceeds from the sale of the Bonds shall be loaned to the Company to assist the Company in refunding the Prior Bonds. Those proceeds shall be delivered to the Escrow Agent to be held, together with any interest earnings thereon, in trust, as provided in the Escrow Agreements for the purpose of paying, together with moneys provided by the Company, all of the remaining principal, redemption premium and interest due on the Prior Bonds to their redemption date.

SECTION 2.2 Investment of Fund Moneys.

Any moneys held as part of the Bond Fund shall be invested or reinvested by the Trustee as provided in the Indenture. The Issuer (to the extent it retained or retains direction or control) and the Company each hereby represent that the investment and reinvestment and the use of the proceeds of the Prior Bonds were restricted in such manner and to such extent as was necessary so that the Prior Bonds would not constitute arbitrage bonds under Section 148 of the Code and each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

The Company shall provide the Issuer with, and the Issuer may base its certificate and statement on, a certificate of an appropriate officer, employee or agent of or consultant to the Company for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based.

ARTICLE 3.
Loan and Repayment

SECTION 3.1 Amount and Source of Loan.

Concurrently with the delivery of the Bonds, the Issuer will, upon the terms and conditions of this Agreement, lend the proceeds of the Bonds to the Company, by deposit thereof in accordance with the provisions of the Indenture. The Bonds may be sold by the Issuer at a discount from their principal amount, and in such event, the amount of such discount shall be deemed to have been loaned to the Company. To the extent that accrued interest on the Bonds is received by the Issuer upon the sale of the Bonds and is deposited into the Bond Fund under the Indenture, such accrued interest shall be applied to the first interest payment due on the Bonds with a corresponding credit on the amounts otherwise due under the Note (as hereinafter defined).

SECTION 3.2 Repayment of Loan.

The Company agrees to repay the loan made by the Issuer under Section 3.1 in installments which, as to amount, shall correspond to the payments of principal on the Bonds and, if applicable, any redemption price and shall bear interest at the interest rate set forth in the Bonds, such principal, redemption price and interest to be payable when such principal, redemption price, if applicable, or interest is due in accordance with the terms of the Indenture, provided that such amount shall be reduced to the extent that other moneys on deposit with the Trustee are available for such purpose, and a credit in respect thereof has been granted pursuant to the Indenture. All such repayments made by the Company pursuant to this Agreement shall be made in funds that will be available to the Trustee no later than (a) the corresponding principal or interest payment date on the Bonds or (b) if a Bond Insurance Policy is in effect and Section 14.01 of the Indenture requires the Trustee to notify the Bond Insurer of deficiencies prior to payment dates, one Business Day prior to the date the Trustee is required to make such payments. To evidence its obligation to pay such amounts, the Company will deliver the Note, as described under Section 3.3.

SECTION 3.3 The Note.

Concurrently with the issuance by the Issuer of the Bonds, the Company will execute and deliver to the Trustee a debt instrument of the Company, which debt instrument shall be in the form of a non-negotiable promissory note substantially in the form attached hereto as Exhibit A (the “Note”). The Note shall:

(i) be payable to the Trustee as assignee of the Issuer’s rights hereunder;

(ii) be in a principal amount equal to the aggregate principal amount of the Bonds;

(iii) provide for payments of interest at least equal to the payments of interest on the Bonds;

(iv) require payments of principal equal to the corresponding payments on the Bonds;

(v) contain provisions in respect of the prepayment of principal corresponding to the redemption provisions of the Bonds; and

(vi) require all payments on the Note to be made on or prior to the due date for the corresponding payment to be made on the Bonds.

SECTION 3.4 Acceleration of Payment to Redeem Bonds.

The Issuer will redeem any of the Bonds or portions thereof upon the occurrence of an event which gives rise to any special mandatory redemption specified in the Indenture and in accordance with the provisions thereof. Upon any such special mandatory redemption, the Company shall prepay the Note in full (or in part, if in the opinion of Bond Counsel such partial redemption will preserve the exclusion from gross income for federal income tax purposes of interest on the Bonds remaining outstanding after such redemption). Whenever the Bonds are subject to optional redemption or extraordinary optional redemption, the Issuer will, but only upon direction or request of the Company, redeem the same in accordance with such direction or request and the Indenture. In either event, the Company will pay an amount equal to the applicable redemption price as a prepayment of the Note, together with interest accrued to the date of redemption, as provided in the Note.

In the event that the Company receives notice from the Trustee pursuant to the Indenture that a proceeding has been instituted against a Bondholder which could lead to a final determination that interest on the Bonds is taxable, the Company shall promptly notify the Trustee and the Issuer whether or not it intends to contest such proceeding. In the event that the Company chooses to so contest, it will use its best efforts to obtain a prompt final determination or decision in such proceeding or litigation and will keep the Trustee and the Issuer informed of the progress of any such proceeding or litigation.

SECTION 3.5 No Defense or Set-Off.

The obligations of the Company to make payments on the Note shall be absolute and unconditional without defense or setoff by reason of any default by the Issuer under this Agreement or under any other agreement between the Company and the Issuer or for any other reason, including without limitation, loss or impairment of investments in the Bond Fund, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities, commercial frustration of purpose, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required hereunder will be paid in full when due without any delay or diminution whatsoever.

SECTION 3.6 Assignment of Issuer’s Rights.

As the source of payment for the Bonds, the Issuer will assign to the Trustee all the Issuer’s rights under this Agreement with respect to the Bonds (except rights to receive payments under Sections 4.3 and 4.4) including all of its right, title and interest in the Note and the moneys payable thereunder. The Company consents to such assignment and agrees to make payments on the Note and interest thereon directly to the Trustee without defense or setoff by reason of any dispute between the Company and the Issuer or the Trustee.

ARTICLE 4.
Covenants of the Company; Certain Limitations

SECTION 4.1 Corporate Existence.

So long as the Bonds are outstanding, the Company agrees to maintain its corporate existence and, to the extent required by Pennsylvania law, its qualification to do business in Pennsylvania, except that it may dispose of all or substantially all of its assets and may consolidate with or merge into another corporation or entity or permit one or more corporations or entities to consolidate with or merge into it, if the surviving, resulting or transferee corporation or entity, if other than the Company, is solvent, and assumes in writing all of the obligations of the Company hereunder and under the Note and is a corporation or other entity duly organized under the laws of one of the states of the United States of America and, to the extent required by Pennsylvania law, is duly qualified to do business in the Commonwealth of Pennsylvania provided that the Company shall have delivered to the Trustee a certificate from an officer of the Company to the effect that such disposition, consolidation, merger and assumption complies with the provisions of this Agreement.

SECTION 4.2 Payment of Trustee’s Compensation and Expenses.

The Company will pay the Trustee’s compensation and expenses under the Indenture, including out-of-pocket, incidental and reasonable attorney’s fees and expenses and costs of redeeming Bonds thereunder and the compensation and expenses of any authenticating agent, the Bond Registrar and the Paying Agent appointed in respect of the Bonds.

SECTION 4.3 Payment of Issuer’s Expenses.

The Company will pay the Issuer’s administrative fees and expenses, including legal and accounting fees, incurred by the Issuer in connection with the issuance of the Bonds and the performance by the Issuer of any and all of its functions and duties under this Agreement or the Indenture, including, but not limited to, all duties which may be required of the Issuer by the Trustee and the Bondholders. The Issuer’s fee is $216,500.

SECTION 4.4 Indemnity Against Claims.

The Company releases the Issuer from, agrees that the Issuer shall not be liable for, and indemnifies the Issuer against, all liabilities, claims (including claims for any injury, bodily harm or death of any person), costs and expenses imposed upon or asserted against the Issuer on account of: (a) the maintenance, operation and use of the Project Facilities; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement, the Note or the Continuing Disclosure Undertaking (as defined in the Indenture) or arising from any act or failure to act by the Company under such documents; (c) the refunding of the Prior Bonds, and the provision of any information furnished by the Company in connection therewith concerning the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certifications made by the Issuer under Section 2.2 or for inclusion in, or as a basis for preparation of, the information statements filed by the Issuer pursuant to the Code); (d) any audit of the tax status of the interest on the Bonds; and (e) any claim, action or proceeding with respect to the matters set forth in (a), (b) and (c) above brought thereon, except to the extent that any liability, claim, cost or loss was due to the Issuer’s willful misconduct.

The Company agrees to indemnify the Trustee and any predecessor Trustee and to hold the Trustee and any predecessor Trustee harmless against, any and all loss, claim, damage, fine, penalty, liability or expense incurred by them, including out-of-pocket and incidental expenses and reasonable legal fees and expenses (“Losses”) arising out of or in connection with the acceptance or administration of the Indenture or the trusts thereunder or the performance of their duties thereunder or under this Agreement, including the costs and expenses of defending themselves against or investigating any claim (whether asserted by the Issuer, the Company, a Bondholder or any other person) of liability in the premises, except to the extent that any such loss, liability or expense was due to the Trustee’s or such predecessor Trustee’s, as the case may be, own negligence or bad faith. In addition to and not in limitation of the preceding sentence, the Company agrees to indemnify the Trustee and any predecessor Trustee and their agents, officers, directors and employees for any Losses that may be imposed on, incurred by or asserted against them for following any instructions or directions upon which the Trustee or such predecessor Trustee is authorized to rely pursuant to the Indenture.

In case any action or proceeding is brought against the Issuer, the Trustee or any predecessor Trustee, in respect of which indemnity may be sought hereunder, the party seeking indemnity shall promptly give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding. At its own expense, an indemnified party may employ separate counsel and participate in the defense; provided however, where it is ethically inappropriate for one firm to represent the interests of the Issuer and any other indemnified party or parties, the Company shall pay the Issuer’s, the Trustee’s or the predecessor Trustee’s legal expenses, respectively, in connection with the Issuer’s, the Trustee’s or the predecessor Trustee’s retention of separate counsel. The Company shall not be liable for any settlement made without its consent.

The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers, agents and employees, past, present and future, of the Issuer, the Trustee and any predecessor Trustee; and, to the extent relating to the Trustee or any predecessor Trustee, shall be for the benefit of the Trustee or such predecessor Trustee in each of its respective capacities under the Indenture. That indemnification is intended to and shall be enforceable by the Issuer, the Trustee and any predecessor Trustee, respectively, to the full extent permitted by law.

SECTION 4.5 Limitation of Liability of the Issuer.

All covenants, stipulations, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, stipulation, obligation or agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any past, present or future member, officer, agent or employee of the Issuer in other than his official capacity, and neither the members, officers, agents or employees, past, present or future, of the Issuer nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, stipulations, obligations or agreements of the Issuer contained in this Agreement or in the Indenture. Furthermore, no obligation of the Issuer hereunder or under the Bonds shall be deemed to constitute a pledge of the faith and credit of the Issuer, or the faith and credit or taxing power of the Commonwealth of Pennsylvania, the County of Lehigh, or of any other political subdivision thereof, but shall be payable solely out of revenues pledged therefor.

SECTION 4.6 Nondiscrimination/Sexual Harassment Clause.

The Company shall use all reasonable efforts consistent with its existing procedures to comply with the provisions of the Nondiscrimination/Sexual Harassment Clause set forth in Exhibit B hereto. For purposes of such Nondiscrimination/Sexual Harassment Clause, the parties hereto understand that (i) this Agreement is the “contract” and (ii) there is no subcontractor for the performance of the Company’s obligations under this Agreement.

SECTION 4.7 Default, etc.

(a) In addition to all other rights of the Issuer granted herein, in the Note, or otherwise by law, the Issuer shall have the right to specifically enforce the performance and observation by the Company of any of its obligations, agreements or covenants under this Agreement or under the Note and may take any actions at law or in equity to collect any payments due or to obtain other remedies. If the Company shall default under any provisions of this Agreement or in any payment under this Agreement or the Note, and the Issuer shall employ attorneys or incur other expenses for the collection of payments due or for the enforcement of the performance or observation of any obligation or agreement on the part of the Company contained herein or therein, the Company will on demand therefor reimburse the reasonable fees of such attorneys and such reasonable expenses so incurred.

(b) The Company and the Issuer acknowledge that the rights of the Issuer under this Agreement (except the Issuer’s rights under Sections 4.3, 4.4, and 4.5 hereof), including the rights of the Issuer to the enforcement of this Agreement and the exercise of remedies upon the occurrence of any Event of Default, have been assigned by the Issuer to the Trustee in accordance with the Indenture. The rights of the Trustee are further subject to any rights of the Bond Insurer as provided in the Indenture.

SECTION 4.8 Deficiencies in Revenues.

If for any reason, including the Company’s being required to withhold or pay any tax imposed by reason of its obligations evidenced by the Note, amounts paid to the Trustee on the Note, together with other moneys held by the Trustee then available, would not be sufficient to make the corresponding payments of the principal of, premium, if any, and interest on, the Bonds when such payments become due, the Company will pay or cause to be paid the amounts required from time to time, when due, to make up any such deficiency.

SECTION 4.9 Tax-Exempt Status.

(a) The Company covenants and represents that it has taken and caused to be taken and shall take and cause to be taken all actions that may be required of it for the interest on the Bonds to be and to remain excluded from gross income for federal income tax purposes, and that it has not taken or permitted to be taken on its behalf, and covenants that it will not take, or permit to be taken on its behalf, any action which, if taken, would adversely affect that exclusion under the provisions of the Code.

(b) To the extent an exemption is not available from the requirements of Section 148(f) of the Code, the Company will retain a qualified consultant to calculate, and shall pay to or for the account of the Issuer, all amounts needed to comply with the requirements of Section 148 of the Code, with respect to the Bonds, including Section 148(f) which requires generally a rebate payment to the United States of arbitrage profit from investment of the proceeds of the Bonds in obligations other than tax-exempt obligations. The obligation of the Company to make such payments is unconditional and is not limited to funds representing the proceeds of the Bonds or income from the investment thereof or any other particular source.

ARTICLE 5.
Miscellaneous

SECTION 5.1 Notices.

Notice hereunder shall be given in writing, either by registered mail, to be deemed effective two days after mailing, by telegram, by telecopy or other similar facsimile transmission, or by telephone, confirmed in writing, addressed as follows:

The Issuer:	Lehigh County Industrial Development Authority
2158 Avenue C, Suite 200
Bethlehem, PA 18107
Attention: Janet R. Smith
Phone: (610) 266-0887
Fax: (610) 266-7623

The Company	PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101
Attention: Treasury Department
Phone: 610-774-2636
Fax: 610-774-5235

The Trustee	JPMorgan Chase Bank, N.A.
4 New York Plaza - 15th Floor
New York, New York 10004
Attention: Institutional Trust Services
Phone: (212) 623-5782
Fax: (212) 623-6205

or to such other address as may be filed in writing with the parties to this Agreement and with the Trustee.

SECTION 5.2 Assignment.

This Agreement may not be assigned by either party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except that the Issuer may assign rights with respect to the Bonds to the Trustee pursuant to Section 3.6 hereof, and the Company may assign its rights and obligations under this Agreement at any time in connection with a disposition of all or substantially all of its assets permitted under Section 4.1. Notwithstanding the foregoing, no merger or consolidation permitted under Section 4.1 shall be deemed to be an assignment for purposes of this Section 5.2.

SECTION 5.3 Illegal, etc. Provisions Disregarded.

In case any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, this Agreement shall be construed as if such provision had never been contained herein.

SECTION 5.4 Applicable Law.

This Agreement has been delivered in the Commonwealth of Pennsylvania and shall be deemed to be governed by, and interpreted under, the laws of that Commonwealth.

SECTION 5.5 Amendments.

This Agreement may not be amended except by an instrument in writing signed by the parties hereto and, if such amendment occurs after the issuance of the Bonds, in accordance with the terms of the Indenture.

SECTION 5.6 Continuing Disclosure.

The Issuer hereby acknowledges the entry by the Company into the Continuing Disclosure Undertaking under which the Company has assumed certain obligations for the benefit of the holders and beneficial owners of the Bonds. The Company agrees to perform its obligations under the Continuing Disclosure Undertaking. Notwithstanding any other provision of this Agreement, any failure by the Company to comply with any provision of the Continuing Disclosure Undertaking shall not be a failure or a default, or an Event of Default, under this Agreement or the Indenture.

SECTION 5.7 Term of Agreement.

This Agreement shall become effective upon its delivery and shall continue in effect until all Bonds have been paid or provision for such payment has been made in accordance with the Indenture, except that the provisions hereof contained in Sections 4.2, 4.3, 4.4, 4.5, 4.9 and this Section 5.7 shall continue in effect thereafter.

SECTION 5.8 Financing Statements, etc.

The Company agrees to file or record or to re-file or re-record all financing statements and continuation statements and all other documents, notices and instruments required under applicable law to perfect or maintain the perfection of or to otherwise preserve the validity of the liens and security interests granted to the Trustee under the Indenture.

SECTION 5.9 Counterparts.

This Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as one original and shall constitute and be but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, in consideration of the mutual covenants set forth herein and intending to be legally bound, have caused this Agreement to be executed and delivered as of the date first written above.

(SEAL) Attest: By:_______________________________________ Joanne D. Kuchera, Assistant Secretary	LEHIGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY By:_______________________________________ W. Cordes Snyder, III, Chairman

PPL ELECTRIC UTILITIES CORPORATION By:_______________________________________ James E. Abel, Treasurer

EXHIBIT A - FORM OF COMPANY NOTE

POLLUTION CONTROL FACILITIES NOTE
(LEHIGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY)
2005 SERIES B

PPL ELECTRIC UTILITIES CORPORATION (the “Company”), a Pennsylvania corporation, for value received, promises to pay to JPMorgan Chase Bank, N.A. (the “Trustee”), as Trustee under the Trust Indenture dated as of May 1, 2005 (the “Indenture”) of the Lehigh County Industrial Development Authority (the “Issuer”), the principal sum of $108,250,000 on February 15, 2027, and to pay (i) interest thereon from the date hereof until the payment of said principal sum has been made or provided for at the rate equal to the interest rate borne by the Issuer’s Pollution Control Revenue Refunding Bonds, 2005 Series B (PPL Electric Utilities Corporation Project) (the “Bonds”) and payable on each date that interest is payable on the Bonds, and (ii) interest on overdue principal, and to the extent permitted by law, on overdue interest, at the rate borne by the Bonds.

This Note is issued pursuant to a certain Pollution Control Facilities Loan Agreement (the “Agreement”) dated as of May 1, 2005 between the Issuer and the Company relating to the refunding of certain obligations of the Issuer previously issued to provide funds for the refunding of bonds issued to assist the Company (formerly known as Pennsylvania Power & Light Company) in the financing of a portion of the cost of acquiring, constructing and installing certain pollution control facilities and sewage or solid waste disposal facilities at the Brunner Island Station in York Haven, York County, the Holtwood Station in Holtwood, Lancaster County, the Martins Creek Station in Martins Creek, Northampton County, the Montour Station in Washingtonville, Montour County, the Sunbury Station in Shamokin Dam, Snyder County and the Susquehanna Steam Generating Station in Salem Township, Luzerne County in the Commonwealth of Pennsylvania (the “Project Facilities”). The obligation of the Company to make the payments required hereunder shall be absolute and unconditional without defense or set-off by reason of any default by the Issuer under the Agreement or under any other agreement between the Company and the Issuer or for any other reason, including without limitation, loss or impairment of investments in the Bond Fund, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities, commercial frustration of purpose, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with the Agreement, it being the intention of the Company and the Issuer that the payments hereunder will be paid in full when due without any delay or diminution whatsoever.

This Note is subject to prepayment, at the option of the Company, upon written notice to the Trustee given not less than 15 days prior to the day on which the Bond Registrar is required to give notice of optional redemption or extraordinary optional redemption to the Bondholders pursuant to Section 7.04 of Indenture, to the extent that the Bonds are subject to optional redemption or extraordinary optional redemption pursuant to Section 7.01(a) or (b) of the Indenture at a prepayment price equal to the corresponding redemption price of the Bonds. Notice of any optional prepayment of this Note shall be conditional if the corresponding notice of optional redemption or extraordinary optional redemption of the Bonds under Section 7.04 of the Indenture is conditional and if the optional redemption or extraordinary optional redemption of the Bonds does not occur as a result of a failure of such condition, the notice of optional prepayment of this Note shall be of no effect.

If the Bonds are being called for special mandatory redemption as provided in Section 7.01(c) of the Indenture, the Company shall, on or before the proposed redemption date for the Bonds, pay to the Trustee the whole or portion of the unpaid principal amount of this Note equal to the principal amount of the Bonds being called for special mandatory redemption.

In the event that the Company receives notice from the Trustee pursuant to Section 7.01(c) of the Indenture that a proceeding has been instituted as described therein which could lead to a final determination that interest on the Bonds is taxable, the Company shall promptly notify the Trustee and the Issuer whether or not it intends to contest such proceeding. In the event that the Company chooses to so contest, it will use its best efforts to obtain a prompt final determination or decision in such proceeding or litigation and will keep the Trustee and the Issuer informed of the progress of any such proceeding or litigation.

Upon receipt by the Trustee of notice of prepayment hereof in connection with the optional or extraordinary optional redemption of the Bonds, the Trustee shall take all action necessary under and in accordance with the Indenture to redeem Bonds in an amount corresponding to that specified in the particular notice.

The Company is entitled to a credit against its obligations under this Note and this Note shall not be subject to required payment or prepayment to the extent that amounts which would otherwise be payable by the Company hereunder are paid from funds held by the Trustee under the Indenture and available for such payment.

Whenever payment or provision therefor has been made in respect of the principal or redemption price of all or any portion of the Bonds and interest on all or any portion of the Bonds, together with all other sums payable by the Issuer under the Indenture, in accordance with Article 13 of the Indenture, this Note shall be deemed paid to the extent such payment or provision therefor has been made, and if thereby deemed paid in full, this Note shall be canceled and returned to the Company. Notwithstanding the foregoing, if, for any reason, the amounts specified above are not sufficient to make corresponding payments of principal or redemption price of the Bonds and interest on the Bonds, when such payments are due, the Company shall pay as additional amounts due hereunder, the amounts required from time to time to make up any such deficiency.

All payments of principal and interest shall be made to the Trustee at its corporate trust office in New York, New York or as otherwise directed by the Trustee in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. All payments shall be in the full amount required hereunder unless the Trustee notifies the Company that it is entitled to a credit under the Agreement, this Note or the Indenture.

The occurrence and continuance of each of the following events is hereby defined as and shall constitute an “Event of Default”:

(a) Failure by the Company to pay the principal or prepayment price of this Note at maturity or upon unconditional proceedings for prepayment within one Business Day of when such principal or prepayment price becomes due and payable; or

(b) Failure by the Company to pay interest on this Note in amounts and at the times necessary to enable the Trustee to pay interest on the Bonds within ten Business Days of when such interest becomes due and payable; or

(c) The entry by a court having jurisdiction in the premises of (1) a decree of order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or (2) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition of one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or

(d) The commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in a case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency or similar law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Company.

In each and every such case and during the continuance thereof, the Trustee, by notice in writing to the Company may declare the unpaid balance of this Note to be due and payable immediately if, concurrently with or prior to such notice, the unpaid principal amount of the Bonds has been declared due and payable, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Note to the contrary notwithstanding. Notwithstanding the foregoing, if after any declaration of acceleration hereunder there is an annulment of any declaration of acceleration with respect to the Bonds, such annulment shall also automatically constitute an annulment of any corresponding declaration under this Note and a waiver and rescission of the consequences of such declaration.

In case the Trustee shall have proceeded to enforce any right under this Note and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceeding had been taken, but subject to the limitations of any such adverse determination.

The Company covenants that, in case default shall be made in the payment of any installment of principal, prepayment price or interest in respect of this Note, whether at maturity or by declaration or otherwise, then, upon demand of the Issuer or the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable on this Note for principal, prepayment price and interest with interest on the overdue principal and prepayment price and (to the extent enforceable under applicable law) on the overdue installments of interest at the rate borne by this Note; and, in addition thereto, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents, attorneys and counsel, and any expenses or liabilities incurred by the Trustee other than through its negligence or bad faith.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to take any actions permitted under applicable law and to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company any moneys adjudged or decreed to be payable.

In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company under the Bankruptcy Code or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceeding relative to the Company, or to the creditors or property of the Company, the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of this Note and interest owing and unpaid in respect thereof and, in case of any judicial proceedings, to file such proofs of claims and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its fees, charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including reasonable counsel fees incurred by it up to the date of such distribution.

No provision of this Note or of the Agreement or the Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Bondholder any plan of reorganization, arrangement, adjustment or composition affecting this Note or the rights of any Bondholder in respect thereof or to authorize the Trustee to vote in respect of the claim of any Bondholder in any such proceeding; provided, however, that the Trustee may, on behalf of the Bondholders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

No remedy herein conferred is intended to be exclusive of any other remedy or remedies.

No recourse shall be had for the payment of the principal or prepayment price of or interest on this Note, or for any claim based hereon or on the Agreement, against any officer, director or stockholder, past, present or future, of the Company as such, either directly or through the Company, under any constitutional provision, statute or rule of law, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.

This Note shall at all times be and remain part of the trust estate under the Indenture, and no assignment or transfer by the Trustee of its rights hereunder shall be effective, other than (i) a transfer made after an Event of Default under the Indenture in the course of the Trustee’s exercise of its rights and remedies consequent upon such Event of Default, (ii) a transfer required in the performance of the Trustee’s duties under the Indenture, or (iii) a transfer to a successor trustee under the Indenture.

This Note has been delivered in the Commonwealth of Pennsylvania and shall be deemed to be governed by, and interpreted under, the laws of that Commonwealth.

Capitalized terms used in this Note not defined herein shall have the meanings ascribed to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

Date: May 17, 2005	PPL ELECTRIC UTILITIES CORPORATION By:_______________________________________ James E. Abel, Treasurer

EXHIBIT B - NONDISCRIMINATION/SEXUAL HARASSMENT CLAUSE

During the term of this contract, the Company agrees as to itself and each tenant of the Project controlling, controlled by or under common control with the Company (each of the Company and each such tenant, a “Contractor”) as follows:

1.
In the hiring of any employee(s) for the manufacture of supplies, performance of work, or any other activity required under the contract or any subcontract, the Contractor, subcontractor, or any person acting on behalf of the Contractor or subcontractor shall not, by reason of gender, race, creed, or color, discriminate against any citizen of this Commonwealth who is qualified and available to perform the work to which the employment relates.

2.
Neither the Contractor nor any subcontractor nor any person on their behalf shall in any manner discriminate against or intimidate any employee involved in the manufacture of supplies, the performance of work, or any other activity required under the contract on account of gender, race, creed or color.

3.
Contractors and subcontractors shall establish and maintain a written sexual harassment policy and shall inform their employees of the policy. The policy must contain a notice that sexual harassment will not be tolerated and employees who practice it will be disciplined.

4.	Contractors shall not discriminate by reason of gender, race, creed, or color against any subcontractor or supplier who is qualified to perform the work to which the contracts relates.

5.
The Contractor and each subcontractor shall furnish all necessary employment documents and records to and permit access to their books, records, and accounts by the contracting agency and the Bureau of Contract Administration and Business Development, for purposes of investigation, to ascertain compliance with provisions of this Nondiscrimination/Sexual Harassment Clause. If the Contractor or any subcontractor does not possess documents or records reflecting the necessary information requested, the Contractor or subcontractor shall furnish such information on reporting forms supplied by the contracting agency or the Bureau of Contract Administration and Business Development.

6.	The Contractor shall include the provisions of this Nondiscrimination/Sexual Harassment Clause in every subcontract so that such provisions will be binding upon each subcontractor.

7.
The Commonwealth may cancel or terminate the contract, and all money due or to become due under the contract may be forfeited for a violation of the terms and conditions of this Nondiscrimination/Sexual Harassment Clause. In addition, the agency may proceed with debarment or suspension and may place the Contractor in the Contractor Responsibility File.